SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 25, 2024

PROVIDENT BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-39090	84-4132422
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

5 Market Street, Amesbury, Massachusetts	01913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 834-8555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	PVBC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 25, 2024, BankProv (the “Bank”), the wholly owned subsidiary of Provident Bancorp, Inc. entered into employment agreements with Joseph B. Reilly, President and Chief Executive Officer and Kenneth R. Fisher, Executive Vice President and Chief Financial Officer.

The employment agreement with Mr. Reilly has an initial term of three years and the employment agreement with Mr. Fisher has an initial term of two years.  Upon notice to the executive at least 30 days before the expiration of the term of the agreements, the Board of Directors of the Bank (the “Board”) may extend the term for an additional three years, in the case of Mr. Reilly, or two years, in the case of Mr. Fisher. If a change in control occurs during the term of the employment agreements, the terms of the agreements will automatically extend so that they are for no less than three years (in the case of Mr. Reilly) or two years (in the case of Mr. Fisher) from the effective date of the change in control.

The employment agreements provide that Messrs. Reilly and Fisher will receive annual base salaries of $472,750 and $370,000, respectively.  The Bank may increase the base salaries at any time.  In addition to receiving a base salary, the executives will participate in incentive and bonus programs and benefit plans made available to senior management employees. In addition to any other benefits, the Bank will provide Mr. Reilly with a monthly payment of $597.50, as reimbursement for after-tax Medicare costs, which the Bank may increase from time to time, at its discretion.  The Bank will also reimburse the executives for all reasonable business expenses incurred in performing their duties.

In the event either Mr. Reilly or Mr. Fisher voluntarily terminates employment without “good reason,” he will be entitled to receive the sum of his (i) unpaid salary, (ii) unpaid expense reimbursements, and (iii) any vested benefits the executive may have under any BankProv employee benefit plan (i.e., the “Accrued Obligations”).

In the event the executive’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” in either event other than in connection with a change in control, he will receive the Accrued Obligations, plus a severance payment, paid in a lump sum, equal to the base salary and bonus (based on the average annual bonus earned during the three most recent completed calendar years before his date of termination, or a lesser number of years if the executive has not been employed for three years) he would have received during the remaining term of the employment agreement.  In addition, if the executive elects Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage, the Bank will pay his monthly COBRA premium payments for up to 12 months.

In the event the executive’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” in either event within three years (in the case of Mr. Reilly) or two years (in the case of Mr. Fisher) following a change in control, he will receive the Accrued Obligations, plus a severance payment, paid in a single lump sum, equal to three times (in the case of Mr. Reilly) or two times (in the case of Mr. Fisher) his base salary in effect as of the date of termination.  In addition, if the executive elects COBRA coverage, the Bank will pay his monthly COBRA premium payments for up to 12 months.

For purposes of the employment agreements, “good reason” includes (i) a material reduction in the executive’s base salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable; (ii) a material reduction in the executive’s authority, duties or responsibilities from the attributes associated with his executive position; (iii) a relocation of the executive’s principal place of employment by more than 35 miles from his principal location of work; or (iv) a material breach of the employment agreement by the Bank.

Should the executive become disabled during the term of the employment agreement, he will receive the Accrued Obligations plus disability benefits, if any, provided under a long-term disability plan sponsored by the Bank.  If the executive dies while employed by BankProv, his beneficiaries will receive the Accrued Obligations plus a lump sum payment equal to six months base salary.

Upon termination of employment, each of Messrs. Reilly and Fisher must adhere to non-solicitation restrictions for one year as set forth in the employment agreement.

9.01: Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated October 25, 2024, between BankProv and Joseph B. Reilly
10.2	Employment Agreement dated October 25, 2024, between BankProv and Kenneth R. Fisher
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT BANCORP, INC.

DATE: October 29, 2024	By:	/s/ Joseph B. Reilly
Joseph B. Reilly
President and Chief Executive Officer